U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person

   CATLING               LORNE                   E.
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   (Last)               (First)                 (Middle)

       212 - 635 4 AVENUE. N.E.
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                                    (Street)
   CALGARY,       ALBERTA,  CANADA                   T2E  0J9

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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  APACHE MOTOR CORPORATION
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3. IRS Identification Number of Reporting Person,
   if an entity (voluntary)

  N/A

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4. Statement for Month/Year

  September 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [X  ]   Director                     [   ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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            2.          3.          4.                         5.            6.             7.
            Trans-      Trans-      Securities Acquired (A)    Amount of     Owner-         Nature of
            action      action      or Disposed of (D)         Securities    ship           Indirect
1.          Date        Code       (Instr. 3, 4 and 5)         Beneficially  Form:          Beneficial
Title of   (Month/     (Instr. 8)   -----------------------    Owned at      Direct (D)     Ownership
Security    Day/        ------------Amount      (A)   Price    End of Month  or            (Instr. 4)
(Instr. 3)  Year)       Code   V                or                           Indirect (I)
                                                (D)                          (Instr. 4)

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
COMMON      09/20/02     P           5,000       A     0.51     5,000          D
STOCK
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  4(b)(v).



Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (eg., puts, calls,
            Warrants, options, convertible securities)
============================================================================================================================
                                 4.         5. Number    6. Date    7.          8.          9.         10.        11.
                                 Trans-     of Deriv-    Exercis-
             2.       3. Trans-  action     ative Se-    able and   Title and   Price of    Number     Owner-     Nature
             Conver-    action   Code       curities Ac  Expira-    Amount of   Derivative  of Deriv-  ship Form  of in-
             sion or    Date    (instr. 8)  -quired (A)  tion Date  Under-      Security    ative      of Deriva- direct
             Exercise  (Month/              or Disposed (Month/     lying       (Instr. 5)  Securities tive Secu- Benefi-
             Price of   Day/                of (D)       Day/Year)  Securities
1.           Deri-      Year)                            ---------- (Instr. 3               Beneficial rity:      cial
             vative                                            Expi-  and 4)                -ly Owned  Direct     Owner-
Title of     Security           ---------- (Instr. 3,    Date ration-----------             at End of  (D) or     ship
Derivative                                  4 and 5)     Exer-      Title  Amount           Month      Indirect   (Instr.
Security                        code     v  (A)     (D)  cis-  Date        or #            (Instr.4)   (I)         4)
(Instr. 3)                                               able              of
                                                                           Shares
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

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


Explanation of Responses:






 /s/ LORNE CATLING                               October 21, 2002
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 **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.